                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made as of June 9, 2000, by and between TEAM COMMUNICATIONS GROUP, INC., a California corporation (herein referred to as the "Company"), and you, JAMES MCGILL WALDRON.

      In consideration of the mutual covenants, terms and conditions set forth herein, you and the Company agree as follows:

      1. The Company hereby employs you pursuant and subject to the terms, conditions and provisions of this Agreement. You hereby accept such employment and agree to render your services exclusively to the Company as provided herein, where and when required by the Company (presently in Los Angeles, California), all of which services shall be performed conscientiously and to the full extent of your ability. You further agree to abide by all rules, regulations and policies of the Company.

      2. Your title and position with the Company shall be President of TEAM Entertainment Group, a division of TEAM Communications Group, Inc.

      3. You shall report to the Company's chief executive officer, currently Drew S. Levin. Any conflict between divisions of responsibility between you and any other employee shall be resolved by the chief executive officer.

      4. The services to be rendered by you hereunder shall include, without limitation, all services customarily rendered by persons engaged in the same capacity or in a similar capacity in the entertainment industry, including the responsibility for, and oversight of, all production for the division, all TEAM affiliates, outside producers or production companies acquired by TEAM, and such other services as may be requested by the Company from time to time hereunder. You will not be responsible for overall corporate management, international sales and corporate marketing. Your services shall be exclusive to the Company during the Term of this Agreement.

      5. (a) The Initial Term of your employment by the Company under this Agreement shall commence as of June 19, 2000, (the "Effective Date") and (unless earlier terminated pursuant to this Agreement) shall continue thereafter through June 18, 2002 (the "Initial Term").

            (b) The Company shall have the option to extend the term for one (1) additional year (the "Option Term"), such option to be exercised by notifying you in writing no less than one hundred twenty (120) days prior to the end of the Initial Term.

      6. (a) As full consideration for all services to be rendered by you pursuant hereto, and for all rights and interests herein granted by you to the Company, and provided that you are not in breach or default of this Agreement and that you have kept and performed all of your obligations hereunder, and subject to the terms and conditions hereof, you shall be entitled to receive a base salary in an amount equal to:

                  (i) Three Hundred Seventy Five Thousand Dollars ($375,000) commencing on the Effective Date and continuing through June 18, 2001.

                  (ii) From June 19, 2001 through the end of the Initial Term you shall be entitled to receive a base salary in an amount equal to Four Hundred Twenty Five Thousand Dollars ($425,000).


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

                  (iii) In the event that the Company elects to exercise its option to extend the term of your employment, from June 19, 2002 through June 18, 2003, you shall be entitled to receive a base salary in an amount equal to Four Hundred Seventy Five Thousand Dollars ($475,000).

            (b) Such compensation shall be paid in accordance with the Company's normal payroll practices. The Company may make such deductions, withholdings or payments from any sum payable to you pursuant to this Agreement as are required by any applicable law, rule or regulation for taxes or similar charges. Compensation payments made to you by the Company or any affiliate of the Company shall be deemed made pursuant to this Agreement and any compensation paid to you from and after the Effective Date of this Agreement shall be deemed to have been paid hereunder.

      7. In addition to the base salary set forth in Paragraph 6, you shall be eligible to receive:

      (a) A discretionary bonus compensation as the Company's Board of Directors may elect to award to you in the Company's sole and absolute discretion.

      (b) A mandatory bonus determined as follows:

            (i) For each year of employment a minimum amount of $120,000 per twelve months of employment or pro rata portion thereof. This minimum bonus, for the first year of your employment only, will be payable $60,000 on your starting date and $60,000 ninety (90) days thereafter. It will thereafter be payable at the conclusion of each year of your employment on the anniversary date of your employment. For the avoidance of doubt, the next bonus (i.e., the bonus for the second year of employment) shall be payable on or about June 30, 2002.

            (ii) The minimum set forth in (b)(i) shall be applicable against a bonus in the amount of four per cent (4%) of your division's net profits during your employment, resulting from productions either initiated during your employment or which you are responsible for supervising during your employment (collectively, "Subject Productions"). For purposes of this agreement "Subject Productions" shall not include the series "Call of the Wild", "Destination Style", "Weird World" and "World's Most Mysterious Places." "Net profits" will be defined as gross revenue reported pursuant to the Company's audited 10-K filing from any source resulting from the exploitation of the Subject Productions, including barter revenue, less the direct costs of the division (reasonably allocated between the Subject Productions and the excluded productions, with the portion allocable to the latter not being charged), less 3% of actual production costs of the Subject Productions, as an overhead fee for the Company, less the amortized (pursuant to the 10-K) costs of development and production of the Subject Productions, less costs of financing of production and marketing of the Subject Productions, and less distribution fees of 20% (inclusive of any subdistributors or agents) for all sales(i.e., foreign, video, Internet, etc.) except domestic sales or syndication, which will be actual costs of sales (inclusive of any subdistributors or agents), with a floor of 20%, and a cap of 35%, plus actual barter sale costs.

            (iii) The bonus for this Section 7(b) shall be computed by Team's accounting department and submitted to you within120 days from the completion of the fiscal year end audit. In the event that you disagree with such calculation, you shall have 15 business days to object, at


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which time you and the Company will negotiate for fifteen (15) days in good faith to achieve a final resolution. In the event that a resolution is not achieved, an accounting firm of your choice, reasonably acceptable to the Company shall prepare a separate report. The cost for such accounting firm shall be borne by you. If, following the audit and negotiations there remain unresolved issues, the parties will submit such unresolved issues to a single mutually acceptable arbitrator familiar with such entertainment related accounting issues, with the matter to be resolved pursuant to the rules of the American Arbitration Association.

            (iv) In the event that your employment should cease prior to the conclusion of the Company's fiscal year, currently December 31, and such termination is not "for cause" as defined herein, your bonus will accrue through the end of the then current fiscal year, and be thereafter calculated and paid pursuant to the schedule set forth above.

      (c) 60,000 stock options with the exercise price at the current market price on the date of grant. The date of grant will be June 19, 2000. These stock options will vest monthly over a period of two (2) years, or pro rata portion thereof. Such options shall have a five (5) year term commencing on the Effective Date and shall be subject in all respects to the Team Communications Stock Option Plan.

      (d) In the event that the Company elects to exercise its option to extend the term of your employment, from June 19, 2002 through June 18, 2003, you shall be entitled to receive thirty thousand (30,000) additional stock options with the exercise price at the current market price on the date of grant. The date of grant will be June19, 2002. These stock options will vest monthly over a period of one (1) year, or pro rata portion thereof. Such options shall have a five (5) year term commencing on the date of grant and shall be subject in all respects to the Team Communications Stock Option Plan.

      8. You represent and warrant that you are free to enter into the Agreement and to grant the rights and interests to the Company that you purport to grant thereunder and that there are no agreements or arrangements in effect, whether written or oral, which could prevent you from rendering exclusive services to the Company during the Term, and that you have not made and will not make any commitment or do any act in conflict with the Agreement.

      9. On the condition that you are not in breach or default of the Agreement, the Company shall reimburse you for all of your reasonable pre-approved expenses (including an entertainment allowance commensurate with other executives of your level in the entertainment industry) incurred while employed and performing your duties under and in accordance with the terms and conditions of the Agreement, subject to your full accounting therefor and your providing the Company with appropriate documentation, including without limitation receipts, for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal Revenue Code, and subject to the Company's prior approval. Furthermore, the Company will provide you a monthly automobile allowance of Six Hundred Fifty Dollars ($650) or an annual amount of Seven Thousand Eight Hundred Dollars ($7,800). This allowance will be considered additional compensation and shall be paid along with your base compensation in accordance with the Company's normal payroll practices.

      10. You and the Company agree that the services to be rendered by you pursuant to the Agreement, and the rights and interests granted by you to the Company pursuant to the


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Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by you of any of the terms of the Agreement will cause the Company great and irreparable injury and damage. You hereby expressly agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of the Agreement by you. This provision shall not, however, be construed as a waiver of any of the rights which the Company may have hereunder, at law, for damages, or otherwise.

      11. (a) If during the Term, you should (i) die or (ii) become so physically or mentally disabled whether totally or partially, that you are unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three (3) consecutive months or (bb) shorter periods aggregating to four (4) months within any period of twelve (12) months ("Disability"), then in such event, Company may, at any time thereafter, by written notice to you, terminate your employment hereunder. In the event of a question as to your disability, you agree to submit to reasonable medical examinations upon the request of Company. If your services are terminated, as aforesaid, you or your designated beneficiary shall be entitled to receive your prorated base salary, prorated share of the Bonus for that Fiscal Year, stock options vested as of that date and unused vacation, if any, earned through the date of your termination.

            (b) In the event that the Company's normal operations are prevented or interrupted because of force majeure events or any other cause beyond the Company's sole control (e.g., any labor dispute, strike, fire, war, civil disturbance, act of God, governmental action or proceeding or any event sufficient to excuse performance as a matter of law), and such prevention or interruption shall continue for one hundred twenty (120) consecutive days during any period of the Term; then the Company shall have the right to terminate your employment under the Agreement immediately upon the expiration of one hundred twenty (120) period without any further liability or obligation to you hereunder except for your prorated base salary, prorated share of the Bonus for that Fiscal Year, stock options vested as of that date and unused vacation as of the date of such termination (such a termination herein referred to as a termination "For Disability or Force Majeure").

            (c) In the event you, at any time, breach any provision of the Agreement, fail, refuse or neglect (other than by reason of any above-referenced disability or incapacity) to perform fully your obligations hereunder, or engage or participate in any serious or willful misconduct in connection with any of your obligations under the Agreement, and such misconduct, breach, failure, refusal or neglect continues for forty eight (48) hours after you are placed on notice by Company of such misconduct, breach, failure, refusal or neglect, the Company shall have the right to terminate your employment under the Agreement at any time thereafter (such a termination herein referred to as a termination "For Cause"). In the event of any termination For Cause, you shall be entitled to receive only accrued compensation payable to you as of the date of such termination, without regard to any other compensation, benefits or perquisites.

            (d) In addition to the right to terminate For Cause or For Disability or Force Majeure, the Company shall have the right to terminate your employment under the Agreement at any time for any reason, upon thirty (30) days' notice to you (such a termination herein referred to as a termination "Without Cause"); provided, however, that if termination of your employment is a termination Without Cause, the Company shall not be entitled to take as an offset against your entitlement any sums earned by you during the remainder of the Term and you shall continue to


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

be entitled only to your base annual compensation under Paragraph 6 of the Agreement until the end of the then current Term (or Option Term if applicable). In the event that such termination is without cause, you will further receive the applicable bonus(es) pursuant to paragraph 7 of the Agreement, subject to the time frame, terms and conditions set forth in said paragraph 7 and all of the stock options granted for the then current Term (or Option Term if applicable) shall vest immediately upon such termination Without Cause, subject to the terms of the employee stock option plan.

            (e) Any termination under this Paragraph 12 shall not be deemed to be a waiver by the Company of any of the Company's rights or remedies otherwise available to the Company hereunder, at law, in equity or otherwise.

      12. You shall not enter into any contracts or make any commitments on behalf of the Company outside of the ordinary course of your duties and services in the ordinary course of the Company's business nor for an amount in excess of such limits as may be specified by the Company without the prior written approval and consent of the Company in accordance with the standard practices and operating procedures thereof.

      13. During the Term hereof you shall be entitled to:

            (a) The Company's basic health and life insurance benefits generally available to other senior executives of the Company, including any applicable major medical insurance benefits, subject to compliance with provisions relating to eligibility or qualification; and

            (b) You will be entitled to three (3) weeks vacation per year, with pay, and normal and customary holidays in accordance with the Company's policy for vacations and holidays for senior executives of the Company.

            (c) To participate in any Company retirement or similar benefit plan available to Company's senior executives, including, without limitation, the Company's IRA plan, subject to all terms and conditions of any such plan.

            (d) A reserved parking space and an unshared assistant/secretary

      14. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering you or you and others, and you shall not have any right, title or interest in or to such insurance other than as expressly provided herein. You agree to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physician(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance.

      15. During the Term, you shall not directly or indirectly compete or interfere with the actual or contemplated businesses or activities of the Company. In this regard, during the Term, you shall not, without the prior written consent of the Company, become an officer, employee, consultant, agent, partner (other than a limited partner) or director of any other business enterprise engaged in any of the actual or contemplated businesses or activities of the Company.


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

      16. You agree that you will not, during the Term or thereafter, disclose to any other person or entity the terms or conditions of the Agreement (including the financial terms thereof) and shall not directly or indirectly issue or permit the issuance of any publicity whatsoever regarding, or grant any interview or make any statements concerning, the Company's engagement of you hereunder without the prior written consent of the Company.

      17. The primary place of your employment under the Agreement shall be Los Angeles. You shall make such business trips as requested by the Company or as may be required for the conduct of your duties under the Agreement. Your air travel accommodations will be no less than business class (if available, otherwise first class) for domestic travel and first class for international.

      18. The Company hereby represents and warrants that it has obtained all approvals necessary to enter into this Agreement.

      19. The Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and fully performed therein.

      20. The Company shall have the right to license, delegate, lend or otherwise transfer any of its rights to any or all of your services under the Agreement to any person, company or other entity controlling, controlled by, or under common control with the Company, and you agree to render such services required under the Agreement for such person, company or other entity as part of the services to be rendered under the Agreement for no additional compensation other than as provided for in this Agreement. Company shall not, however, have the right to materially change the nature of your duties or your reporting obligation. You shall not have any right to assign, delegate or otherwise transfer any duty or obligation to be performed by you hereunder to any person or entity, nor to assign or transfer any rights hereunder.

      21. All notices which either party is required or may desire to give to the other party under or in connection with the Agreement shall be sufficient if given by addressing the same to the respective party at the address set forth below or at such other place as may be designated by the respective party:

            To Company:       Team Communications Group, Inc.
                              11818 Wilshire Boulevard 2nd Floor
                              Los Angeles, California 90025
                              Attention: Drew Levin

            To You:           James Waldron
                              1064 Las Pulgas Road
                              Pacific Palisades CA 90272

Notices addressed as required by this Paragraph 21 shall be hand delivered, telexed, or deposited, postage prepaid, registered or certified mail, in the United States mail, or delivered to a telegraph office, toll prepaid. Such notices shall be deemed delivered upon receipt by the addressee.

      22. If the compensation provided by the Agreement shall exceed the amount permitted by any present or future law or governmental order or regulation, such stated compensation shall be reduced, while such limitation is in effect, to the amount which is so permitted. The payment


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of such reduced compensation shall be deemed to constitute full performance by the Company of its obligations hereunder with respect to compensation for such period; provided, however, that the Company shall pay you the aggregate amount of such reduction if and when such payment becomes permissible at law.

      23. You agree to execute and deliver to the Company such further documents and instruments as the Company may desire to further evidence, effectuate or protect the Company's rights hereunder. The Agreement may be modified only by a written instrument duly executed by each of the parties thereto. No person has any authority on behalf of the Company to make any representation or promise not set forth in the Agreement, and you hereby represent and warrant that the Agreement has not been executed in reliance upon any representation or promise except those contained therein. No waiver by the Company of any default or other breach of the Agreement shall be deemed to be a waiver of any preceding or succeeding breach or default.

      24. Concurrently with your execution and delivery to Company of this Agreement, you shall execute and deliver to the Company an Employee Confidentiality Agreement in the form of Exhibit A attached hereto.

      25. This Agreement supersedes all, prior or contemporaneous agreements, whether oral or written, between the parties hereto concerning the subject matter hereof, and constitutes the valid, binding and entire agreement between the parties with respect thereto, enforceable in accordance with its terms.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    TEAM COMMUNICATIONS GROUP, INC.


                                    By /s/ Drew Levin
                                       -----------------------------------------
                                       Drew Levin, Chairman and CEO

ACCEPTED AND AGREED TO:


/s/ James McGill Waldron   .
----------------------------
James McGill Waldron
Social Security Number: ###-##-####


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                                    EXHIBIT A
                       EMPLOYEE CONFIDENTIALITY AGREEMENT

            In consideration of my employment, or my continued employment, as the case may be, by Team Communications Group, Inc., or by any direct or indirect subsidiary or affiliate of Team Communications Group, Inc. (such employer for the purposes of this Employee Confidentiality Agreement being hereinafter referred to as the "Company"), I agree with the Company as follows:

            As long as I shall remain in the employ of the Company I shall devote my best efforts and ability to the service of the Company in my employment capacity, as the Company shall from time to time direct, and I shall perform my duties faithfully and diligently. Further, I shall abide by all rules, regulations and policies of the Company (including without limitation those contained in the Company's current employee manual as it may hereafter be modified, supplemented or replaced), and I acknowledge that I am familiar with the same.

            I shall not, during my employment by the Company or thereafter, use or disclose to others without the prior written consent of the Company, any trade or business secrets, secret "know-how", confidential, secret, technical, financial or proprietary information or other nonpublic information relative to the business or activities of the Company, obtained by me while in the employ of the Company or otherwise. Upon leaving the employ of the Company, I shall not take with me any confidential, secret, technical, financial or proprietary data, drawings, documents or information obtained by me as the result of my employment, or any reproductions thereof. All such items and all copies thereof, including without limitation all memoranda, notes, records and other documents related to the actual or contemplated business or activities of the Company that were made or compiled by me, or made available to me during the term of my employment by the Company, shall be and remain the Company's property, and I shall surrender the same to the Company on the termination of my employment by the Company, or at any other time on request.

            I agree that the Company shall be entitled to injunctive or other appropriate equitable relief to prevent or remedy my proposed, anticipatory or actual breach of the terms of this agreement including, without limitation, the disclosure of any information, data, documents or other materials covered by the terms of this agreement.

            This agreement shall inure to the benefit of the Company, its subsidiaries, affiliates, allied companies, successors and assigns or the nominees of the Company; and I specifically agree to execute any and all documents considered necessary or desirable to assign, transfer, sustain or maintain inventions, discoveries, applications, copyrights, trademarks or patents, both in the United States and in foreign countries.

            IN WITNESS WHEREOF, I have hereunto signed my name as of the date of the Employment Agreement to which this document is attached and effective as of the Effective Date (as defined in the Employment Agreement).


                                          /s/ James McGill Waldron
                                          --------------------------
                                             James McGill Waldron
ACCEPTED:

Team Communications Group, Inc.


/s/ Drew Levin
-------------------------------
By:  Drew Levin
Its: Chairman and CEO


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